Exhibit 99.1

KapStone Paper and Packaging Corporation Approved for Listing on the NASDAQ; Shares to Begin Trading May 29, 2007

Northfield, Illinois (May 22, 2007) — KapStone Paper and Packaging Corporation (OTC Bulletin Board: KPPC.OB ) today announced that it received notice from the staff of the NASDAQ Listing Qualifications Department of approval of its application to list its common stock and warrants on the NASDAQ Global Market.  The Company’s common stock and warrants will begin trading on the NASDAQ Global Market effective at market opening on May 29, 2007, under the symbols “KPPC” and “KPPCW” respectively.  The Company’s units will continue to be quoted on the OTC Bulletin Board under the symbol “KPPCU.OB.”

About the Company

Headquartered in Northfield, IL, KapStone Paper and Packaging Corporation is a leading North American producer of kraft paper and converter of inflatable dunnage bags.  The Company is the parent company of KapStone Kraft Paper Corporation which includes a paper mill in Roanoke Rapids, NC, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 700 people.